As filed with the Securities and Exchange Commission on February 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ZIM INTEGRATED SHIPPING SERVICES LTD.

(Exact Name of Registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9 Andrei Sakharov Street

P.O. Box 15067

Matam, Haifa, Israel 3190500

+972 (4) 865-2000

(Address including zip code, telephone number, including area code, of Principal Executive Offices)

2020 Share Incentive Plan

2018 Share Option Plan

(Full title of the plan)

ZIM American Integrated Shipping Services Company, LLC

5801 Lake Wright Drive

Norfolk, Virginia 23502

757-228-1300

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Michael Kaplan, Esq.

Pedro J. Bermeo, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, no par value, reserved for issuance pursuant to the 2020 Share Incentive Plan or upon the exercise of options granted thereunder	1,000,000	$13.64(2)	$13,632,756	$1,487.34
Ordinary Shares, no par value, reserved for issuance upon exercise of options granted pursuant to the 2018 Share Option Plan	4,990,000	$1.00(3)	$4,990,000	$544.41
TOTAL	5,990,000		$18,622,756	$2,031.74

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers ordinary shares with no par value (“Ordinary Shares”), of ZIM Integrated Shipping Services Ltd. (the “Registrant”) issuable pursuant to the plans set forth in this table (the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under either Plan by reason of any share dividend, share split or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), and represents (i) 454,234 ordinary shares with a proposed maximum offering price that is based upon the average of the high and low prices of the Registrant’s ordinary shares as reported on the New York Stock Exchange on January 28, 2021 and (ii) 545,766 ordinary shares with a proposed maximum offering price that is based on a weighted average exercise price of $15.00 per share.

(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee of options granted and outstanding under the 2018 Share Option, based on a weighted average exercise price of $1.00 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s Registration Statement on Form F-1, Amendment No. 1, filed with the Commission on January 19, 2021 (Registration No. 333- 251822).

(b) The Registrant’s prospectus to be filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form F-1, as amended (Registration No. 333-251822)

(c) The description of the Registrant’s share capital which is contained in the Registrant’s Registration Statement Form 8-A (Registration No. 001-654126, dated January 25, 2021, including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the offering of the Ordinary Shares registered hereby have been passed on by Gross & Co.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated articles of association currently in effect allows it to exculpate, indemnify and insure its directors and officers for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being a director or officer to the fullest extent permitted by law. The amended and restated articles of association to be in effect following the completion of this offering will provide the same. The Registrant’s directors and officers are currently covered by a directors and officers’ liability insurance policy.

The Registrant has entered into agreements with each of its directors and officers exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the Board of Directors based on our activities, and to an amount or according to criteria determined by the Board of Directors as reasonable under the circumstances. The maximum indemnification amount set forth under the current agreements that the Registrant has entered into with each of its directors and officers shall not exceed the higher of: (a) in relation to indemnification granted in connection with an offering to the public of our securities, the aggregate gross amount of proceeds from the sale by us and/or any holder of our shares in connection with such public offering; (b) 25% of our shareholders’ equity pursuant to our latest consolidated financial statements published prior to the time of actual indemnification; and (c) a sum in New Israeli Shekels equal to U.S. $300,000,000 (three hundred million United States dollars). All amounts received by any director or officer arising out of an insurance policy and/or in any other manner with respect to the same event shall be deducted from the actual payment of the indemnification amount. The indemnification payment shall also cover all amounts that are in excess of the liability covered by the directors’ & officers’ liability insurance policy, to the extent it exists, including the deductible amount.

In the opinion of the SEC, indemnification of directors and officers for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1	Amended and Restated Articles of Association of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on December 30, 2020 (File No. 333-251822)

4.2	Amended and Restated Registration Rights Agreement, dated December 22, 2020 by and among the Registrant and the other parties thereto, incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on December 30, 2020 (File No. 333-251822)

5.1	Opinion of Gross & Co., Attorneys at Law, Israeli counsel to the Registrant, as to the validity of the ordinary shares

23.1	Consent of Somekh Chaikin, a member firm of KPMG International

23.2	Consent of Dixon Hughes Goodman LLP

23.3	Consent of Gross & Co., Attorneys at Law (included in Exhibit 5.1)

24	Power of Attorney (included in signature page to Registration Statement)

99.1	2020 Share Incentive Plan, incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on December 30, 2020 (File No. 333-251822)

99.2	2018 Share Option Plan, incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on December 30, 2020 (File No. 333-251822)

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)       To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Haifa, Israel on this 1st day of February, 2021.

ZIM Integrated Shipping Services Ltd.

By:	/s/ Eli Glickman
Name:	Eli Glickman
Title:	Chief Executive Officer, President

By:	/s/ Xavier Destriau
Name:	Xavier Destriau
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eli Glickman, Xavier Destriau or Noam Nativ, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on February 1, 2021.

Signature	Title
/s/ Eli Glickman	Chief Executive Officer, President
Eli Glickman	(Principal Executive Officer)

/s/ Xavier Destriau	Chief Financial Officer
Xavier Destriau	(Principal Financial Officer and Principal Accounting Officer)

/s/ Yair Seroussi	Chairman of the Board
Yair Seroussi

/s/ Dimitrios Chatzis	Director
Dimitrios Chatzis

/s/ Yair Caspi	Director
Yair Caspi

/s/ Nir Epstein	Director
Nir Epstein

/s/ Flemming Robert Jacobs	Director
Flemming Robert Jacobs

/s/ Dr. Karsten Karl-Georg Liebing	Director
Dr. Karsten Karl-Georg Liebing

/s/ Briger Johannes Meyer-Gloeckner	Director
Briger Johannes Meyer-Gloeckner

/s/ Yoav Moshe Sebba	Director
Yoav Moshe Sebba

/s/ Regina Ungar	Director
Regina Ungar

/s/ George Goldman	ZIM American Integrated Shipping Services Company, LLC
George Goldman	Authorized Representative in the United States